EXHIBIT 21.1
SUBSIDIARIES OF GLOBAL CASH ACCESS HOLDINGS, INC.

Name	Jurisdiction of Incorporation or Organization
Global Cash Access, Inc.	Delaware
CashCall Systems Inc.	Ontario, Canada
Innovative Funds Transfer, LLC*	Delaware
Central Credit, LLC	Delaware
Global Cash Access (BVI) Inc.	British Virgin Islands
Arriva Card, Inc.	Delaware
Global Cash Access Switzerland A.G.	Switzerland
Global Cash Access (HK) Ltd.	Hong Kong
GCA (Macau) S.A.	Macau SAR
Global Cash Access (Belgium) S.A.	Belgium
Global Cash Access (UK) Limited	United Kingdom
* joint venture